UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (Date of earliest event reported): April 14, 2010
(April 12, 2010)
QUANTA SERVICES, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

1-13831 (Commission File No.)	74-2851603 (IRS Employer Identification No.)
1360 Post Oak Boulevard, Suite 2100
Houston, Texas 77056
(Address of principal executive offices, including ZIP code)
(713) 629-7600
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Item 8.01	Other Events.
     On April 12, 2010, Quanta Services, Inc. (“Quanta”) issued a notice of redemption to redeem all of its outstanding 3.75% Convertible Subordinated Notes due 2026 (the “Notes”), which were issued pursuant to an Indenture dated as of May 3, 2006 (the “Indenture”) between Quanta and Wells Fargo Bank, National Association, as trustee. The aggregate principal amount of the outstanding Notes is $143.75 million. The Notes will be redeemed on May 14, 2010 (the “Redemption Date”) at a redemption price of 101.607% of the principal amount of the Notes (the “Redemption Price”), plus accrued and unpaid interest to, but not including, the Redemption Date.
     Pursuant to the terms of the Indenture and instead of receiving the Redemption Price, each of the holders of the Notes have the right, at its option, to convert all or a portion of the principal amount of the Notes into shares of Quanta’s common stock (“Common Stock”) at a conversion rate of 44.6229 shares of Common Stock for each $1,000 principal amount of Notes converted, which is equivalent to a conversion price of $22.41 per share. If a holder of the Notes elects to exercise this option, the holder must deliver a conversion notice to the trustee before 5:00 pm CDT on May 12, 2010. In accordance with the terms of the Indenture, Quanta has elected to satisfy the amount due to a holder upon conversion in cash up to the amount of $1,000 per $1,000 principal amount of the Notes converted with the remaining amount due, if any, satisfied in Common Stock. The aggregate Redemption Price, plus accrued and unpaid interest, and the applicable cash portion of any conversion obligation will be paid by Quanta using cash on hand.
     Quanta expects to recognize a loss on extinguishment of debt of approximately $2.4 million to $4.4 million, net of tax, in connection with the redemption or conversion, as applicable, of all of the outstanding Notes. This amount includes a write-off of deferred financing costs associated with the Notes of approximately $1.1 million, net of tax, and an estimated charge related to the extinguishment of the interest-bearing component of the Notes. The actual amount of this charge will be determined based on the difference between (i) the calculated fair market value of the interest-bearing component of the Notes on the redemption date and (ii) the net carrying value of the interest-bearing component of the Notes on the redemption date. At March 31, 2010, the Notes had a net carrying value of approximately $128.0 million, which is derived from the aggregate principal amount of the Notes of $143.75 million less a net unamortized debt discount of approximately $16.0 million. Upon redemption or conversion, as applicable, of all of the outstanding Notes, the net remaining debt discount will be reclassified into the Company’s additional paid-in capital account.
     Prospectively, the redemption or conversion, as applicable, of all of the outstanding Notes is expected to result in the elimination of approximately $6.5 million in aggregate annual cash and non-cash interest expense, net of tax. Because some or all of the Notes may be converted following the notice of redemption, Quanta cannot determine the principal amount of the Notes that will be redeemed for cash or, to the extent any of the Notes are converted, the amount of cash that may be paid or the number of shares that may be issued upon conversion of the Notes. As a result, Quanta cannot determine at this time the impact of the redemption or conversion of the Notes on its diluted share count or diluted earnings per share.
     On April 12, 2010, Quanta issued a press release announcing its issuance of the notice of redemption of the Notes. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits

Exhibit No.	Exhibit
99.1	Press Release of Quanta Services, Inc. dated April 12, 2010

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: April 14, 2010

QUANTA SERVICES, INC.
By:	/s/ Tana L. Pool
	Name:	Tana L. Pool
	Title:	Vice President and General Counsel

Exhibit Index

Exhibit No.	Exhibit
99.1	Press Release of Quanta Services, Inc. dated April 12, 2010